Core Equity FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
07/01/02	CIT Group

Shares            Price         Amount
16,200 	         $23.00	       $372,600

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.92        N/A	 0.00%	           0.08%

Broker
Goldman Sachs & Co.
Blaylock & Parnters LTD

Underwriters of CIT Group

Underwriters      	           Number of Shares
Lehman Brothers Inc.		     437,500,000
Salomon Smith Barney, Inc.           437,500,000
Credit Suisse First Boston Corp.     125,000,000
Goldman, Sachs & Co.                 125,000,000
J.P. Morgan Securities, Inc.         125,000,000
Total                              1,250,000,000